Exhibit 99.1


The following is incorporated by reference into this Quarterly Report on Form 10-Q from the Company's Annual Report on Form 10-K for the period ended December 31, 1999:

CERTAIN OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS

WE FACE INTENSE COMPETITION

Competition is intense in the markets in which we sell our products. We compete with a large number of other companies, both domestic and foreign, several of which have diversified product lines, well-known brands and financial, distribution and marketing resources substantially greater than ours. The principal competitors for our Saucony products are Nike, New Balance and ASICS. The principal competitors for our Hind products are Nike, Pearl Izumi and TYR. The principal competitors for our Quintana Roo, Merlin and Real Design products are Cannondale, Trek and Litespeed. We compete based on a variety of factors, including price, quality, product design, brand image, marketing and promotion and ability to meet delivery commitments to retailers. A technological breakthrough or marketing or promotional success by one of our competitors could adversely affect our competitive position. The intensity of the competition that we face constitutes a significant risk to our business.

WE DEPEND ON FOREIGN SUPPLIERS

A number of manufacturers located in Asia, primarily in China, Taiwan and Thailand, supply products and product components to us. During fiscal 1999, one of our suppliers, located in China, accounted for approximately 62% of our total purchases by dollar volume. We are subject to the usual risks of a business involving foreign suppliers, such as currency fluctuations, government regulation of fund transfers, export and import duties, trade limitations imposed by the United States or foreign governments and political and labor instability. In particular, there are a number of trade-related and other issues creating significant friction between the governments of the United States and China and the imposition of punitive import duties on certain categories of Chinese products has been threatened in the past and may be implemented in the future. In addition, we have no long-term manufacturing agreements with our foreign suppliers and compete with other athletic shoe, apparel and bicycle companies, including companies that are much larger than us, for access to production facilities.

WE NEED TO ANTICIPATE AND RESPOND TO CONSUMER PREFERENCES AND MERCHANDISE TRENDS

The footwear and apparel industries are subject to rapid changes in consumer preferences. Demand for our products, particularly our Originals line, may be adversely affected by changing fashion trends and consumer style preferences. We believe that our success depends in substantial part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. In addition, our decisions concerning new product designs often need to be made several months before we can determine consumer acceptance. As a result, our failure to anticipate, identify or react appropriately to changes in styles or features could lead to problems such as excess inventories and higher markdowns, lower gross margins due to the necessity of providing discounts to retailers, as well as the inability to sell such products through our own factory stores.

OUR QUARTERLY RESULTS MAY FLUCTUATE

Our revenues and quarterly operating results may vary significantly depending on a number of factors, including:

- the timing and shipment of individual orders;
- market acceptance of footwear and other products offered by us;
- changes in our operating expenses;
- personnel changes;
- mix of products sold;
- changes in product pricing; and,
- general economic conditions.

In addition, a substantial portion of our revenue is realized during the last few weeks of each quarter. As a result, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter, which could adversely impact the results of operations for a particular quarter.

Our current expense levels are based in part on our expectations of future revenue. As a result, net income for a given period could be disproportionately affected by any reduction in revenue. It is possible that in some future quarter our revenue or operating results will be below the expectations of stock market securities analysts and investors. If that were to occur, the market price of our common stock could be materially adversely affected.

OUR REVENUES ARE SUBJECT TO FOREIGN CURRENCY EXCHANGE FLUCTUATIONS

We conduct operations in various international countries and a portion of our sales is transacted in local currencies. As a result, our revenues are subject to foreign exchange rate fluctuations. From time to time, our financial results have been adversely affected by fluctuations in foreign currency exchange rates. We enter into forward currency exchange contracts to protect us from the effect of changes in foreign exchange rates. However, our efforts to reduce currency exchange losses may not be successful and currency exchange rates may have an adverse impact on our future operating results and financial condition.

OUR BUSINESS IS AFFECTED BY SEASONAL CONSUMER BUYING PATTERNS

The footwear, apparel and bicycle industries are generally characterized by significant seasonality of sales and results of operations. Sales of our Saucony brand products have historically been seasonal in nature, with the strongest sales generally occurring in the first and third quarters. In addition, sales of our Hind brand products are generally strongest in the third and fourth quarters due to the popularity of the Hind winter apparel collection. We believe that sales of our products will continue to follow this seasonal cycle. Therefore, our results of operations for any one quarter may not necessarily be indicative of the results that we may achieve for a full fiscal year or any future quarter.

WE ARE SUSCEPTIBLE TO FINANCIAL DIFFICULTIES OF RETAILERS

We sell our products primarily to major retailers, some of whom have experienced financial difficulties, including bankruptcy. We cannot predict what effect the future financial condition of such retailers will have on our business. In particular, we cannot guarantee that our bad debt expenses may be material in future periods.

WE NEED EFFECTIVE MARKETING AND ADVERTISING PROGRAMS

Because consumer demand for our products is heavily influenced by brand image, our business requires substantial investments in marketing and advertising. Failure of such investments to achieve the desired effect in terms of increased retailer acceptance or consumer purchase of our products could adversely affect our financial results. In addition, we believe that our success depends in part upon our ability to periodically launch new marketing and advertising programs. If we are unable to successfully design or execute new marketing and advertising, or if such programs are ineffective, our business will suffer.

WE DEPEND ON CERTAIN KEY CUSTOMERS

During 1999, we derived approximately 15% of our consolidated revenue from sales to a single major customer, Venator, which operates Foot Locker, Lady Foot Locker, Kids Foot Locker and Eastbay Running stores. We anticipate that our results of operations in any given period will depend to a significant extent upon sales to major customers. The loss of or a reduction in the level of sales to one or more major customers could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if a major customer were unable or unwilling to proceed with a large order or to pay us for a large order on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

CHANGES IN GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS

Our business is sensitive to consumers' spending patterns, which in turn are subject to prevailing regional and national economic conditions, such as interest and taxation rates, employment levels and consumer confidence. Adverse changes in these economic factors may restrict consumer spending, thereby negatively affecting our growth and profitability.